Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Investview, Inc. (the “Company”) of our report dated July 14, 2011, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, with respect to the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended March 31, 2011, filed with the Securities and Exchange Commission and to all references to our Firm included in this Registration Statement.

/s/ RBSM LLP

New York, NY

July 24, 2012